Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

Website: www.nvsos.gov

Certificate of Change Pursuant
to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of Corporation:

XENETIC BIOSCIENCES, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

45,454,546 shares of common stock, par value $0.001
10,000,000 shares of preferred stock, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

3,787,879 shares of common stock , par value $0.001
10,000,000 shares of preferred stock, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued shares of the same class or series:

1 share of common stock to be issued for every 12 shares of common stock issued and outstanding on the effective date (June 25, 2019 at 12:01 am ET).

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded up to the nearest whole number.

7. Effective date and time of filing: (optional)          Date: 06/25/2019            Time: 12:01 a.m. ET

8. Signature:

/s/ James Parslow	Chief Financial Officer
Signature of Officer	Title